LEASE AGREEMENT

THIS LEASE AGREEMENT (the “Lease Agreement”), made this day 28th day of December, 2006 (“Effective Date”), by and between PHILLIP A. WILAND and LINDA S. WILAND, both individuals who reside in the State of Colorado (collectively, the “Landlord”) and SIMCLAR INTERCONNECT TECHNOLOGIES, INC., a Delaware corporation (“Simclar”).

WITNESSETH

WHEREAS, Landlord is the owner of Lots 1 and 4 of Wiland Park Subdivision (the “Wiland Park Subdivision” and each lot individually referred to as “Lot 1” and “Lot 4”), a subdivision in Ozark, Christian County, Missouri, the final plat of which is recorded in Book H, at Page 524 in the Office of the Recorder, Christian County, Missouri, a copy of which is attached hereto as Exhibit A and incorporated herein by this reference;

WHEREAS, located on Lot 1 is a building containing approximately 171,238 square feet (the “Building”), together with certain improvements, including, but not limited to, an entrance and drive off of Highway 14, a loading and unloading dock and various areas of parking;

WHEREAS, Lot 4 contains no buildings but is paved for use as a parking area;

WHEREAS, prior to the execution of this Lease Agreement, the Building was under lease to Astral Direct, LLC, a Delaware limited liability company (“Astral”);

WHEREAS, Astral has agreed to terminate its lease of the Building in order to enter into a new lease for a portion of the Building and to allow Simclar to lease the remaining portion of the Building;

WHEREAS, Landlord desires to lease to Simclar and Simclar desires to lease from Landlord (1) approximately 52,826 square feet of space in the Building (30.85% of the total square footage of the Building) as set forth and described in Exhibit B, which is attached hereto and incorporated herein by this reference, (2) with the exception of any areas specifically reserved for use by Astral, including, but not limited to the portion of the Building leased to Astral and the parking areas reserved to them as set forth in Exhibit E, attached hereto (the “Astral Lease”), the interior and exterior common and public areas and facilities on Lot 1 (as further defined in Section 1 below) and (3) all of Lot 4 (the “Simclar Premises”);

WHEREAS, Simclar acknowledges that the remaining portion of the Building (that portion not being leased by Simclar as provided for herein) and certain parking areas are being leased to Astral pursuant to the Astral Lease executed simultaneously with this Lease Agreement; and

WHEREAS, the parties agree that this Lease Agreement is contingent upon and is to be executed simultaneously with the Astral Lease; and

WHEREAS, Landlord desires to grant Simclar an option to purchase and a right of first refusal with respect to Lots 1, 2, 3 and 4 of Wiland Park Subdivision upon the terms and conditions granted herein;

NOW THEREFORE, in consideration of the mutual covenants and agreements between the parties hereto and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by both parties, Landlord and Simclar agree as follows:

1.Premises. Landlord hereby leases to Simclar and Simclar agrees to lease from Landlord, upon and subject to the terms and provisions of this Lease Agreement, the Simclar Premises, subject to the following:

(a) The drive, as currently constructed, which provides access to the Building from and to State Highway 14 shall only be used for the purpose of ingress and egress and is not to be used for parking;

(b) The loading dock area and the truck turnaround area on the east side of the Building on Lot 1 are reserved for use by Astral, except that Simclar will generally have the right of passage through this area for ingress and egress to the other Lots and to the other entrances to the building and other parking areas;

(c) Ten (10) of the parking spaces located on the north side of the Building on Lot 1 shall be reserved and designated for parking by Simclar. More specifically, five (5) of the parking spaces which face the Building and five (5) of the parking spaces which face State Highway 14 shall be reserved and designated for parking by Simclar. All remaining parking spaces on the north side of the Building on Lot 1 shall be reserved for use by Astral. Simclar and Astral shall mutually agree as to the exact location of the ten (10) parking spaces subject to the above.

(d) All the parking on the south side of the Building on Lot 1 will be shared equally by Simclar and Astral on a daily first-come, first-served basis.

(e) The lease of Lot 4 is strictly for use as parking and no improvements may be constructed thereon;

Simclar acknowledges that Lot 2 and Lot 3, which are also owned by Landlord and are a part of Wiland Park Subdivision, are not a part of the Simclar Premises or this Lease Agreement (except as they relate to the Option, as defined in Section 30 below) and Simclar has no right to use any portion of said Lots.

2. Term. Simclar takes and accepts this Lease Agreement commencing on the Effective Date and expiring on December 31, 2011, unless sooner terminated or extended as provided in this Lease Agreement or otherwise agreed to in writing by the parties (“Lease Term”). Assuming Simclar is not otherwise in default under the Lease Agreement, Simclar may, at its sole option, renew the Lease Agreement for a five year term beginning January 1, 2012 and expiring December 31, 2016, by giving notice to Landlord on or before June 30, 2011. In the event of renewal, rent shall be increased based upon the change in the Consumer Price Index (“CPI”) during the period October 1, 2006 through September 30, 2011.

For purposes hereof, the term “CPI” shall mean the Consumer Price Index-All Urban Consumers, U.S. All Items (1982-84= 100) as published by the United States Department of Labor, Bureau of Labor Statistics. In the event that the United States Department of Labor, Bureau of Labor Statistics discontinues the publication of the present CPI, the index to be used hereunder shall be such index as may be published by any other United States government bureau or department to replace the present CPI. The percentage increase in CPI shall be determined by (a) taking the September CPI reported for the calendar year prior to the calendar year for which the increase is effective and subtracting the September CPI reported one year earlier (the “Prior Period CPI”) and (b) dividing the result by the Prior Period CPI.

3. Rent. Simclar covenants and agrees to pay Landlord without demand or offset (unless specifically provided herein), at Landlord's office located at 8000 North 41st Street, Longmont, Colorado 80503 or at such place as Landlord may from time to time designate in writing, minimum rent (“Rent”) as follows:

(a) From the Effective Date through January 31, 2007, including any partial months, rent shall be fully abated, with no payment of rent by Simclar; and

(b) From February 1, 2007, through December 31, 2011, including any partial months, at the rate of One Hundred Eighteen Thousand Eight Hundred Fifty Eight and 50/100 Dollars ($118,858.50) per annum, payable in equal monthly installments of Nine Thousand Nine Hundred Four and 88/100 Dollars ($9,904.88); and

(c) From January 1, 2012, through December 31, 2016, at the rates specified in Section 2 hereof, if Simclar chooses to exercise its renewal option as outlined in that Section.

(d) Simclar shall reimburse Landlord for Landlord's actual Real Property Taxes (as defined in Section 9(b)) and its reasonable cost of real estate insurance. Such reimbursement shall be shared on a pro-rata square footage basis with other tenants in the Building as set forth in Exhibit B hereto. It is estimated that the combined expense for Real Property Taxes and insurance for the current year will be $0.26 per square foot. Such reimbursement shall be paid monthly in the amount of $1,144.56, to be paid along with the Rent and adjusted annually if Real Property Taxes and insurance costs differ materially from the estimate. After comparing the estimated payments made by Simclar with the actual tax and insurance expenses, any overpayment or shortfall by Simclar shall be refunded to Simclar or paid to Landlord, as the case may be. Landlord will provide Simclar with a copy of the tax bill and invoice for the insurance premium within five (5) business days after receipt of written demand therefor.

4. Maintenance.

(a) Simclar. Simclar agrees at its sole cost and expense to (i) keep the Simclar Premises in good order, condition and repair, normal wear and tear excepted; (ii) maintain and repair that portion of the roof over the Simclar Premises unless covered by Landlord's insurance or warranty thereon, in which case Landlord shall have sole responsibility therefor; (iii) maintain the grounds area on Lot 4, which shall be limited to litter and trash clean up and snow and ice removal; and (iv) maintain the grounds area on Lot 1 together with Astral, which maintenance shall be limited to mowing, litter and trash clean up, and snow and ice removal, the cost of which Simclar agrees to share with Astral in a prorated amount equal to its percentage portion of the Building (30.85%). With respect to snow removal, mowing and similar maintenance for Lot 1, Simclar and Astral have discussed the possibility and are entitled to reach a separately negotiated agreement concerning the payment of such maintenance items as between them which deviates from the strict percentage prorata allocation provided above. For purposes of clarity, the parties agree that Simclar shall have no responsibility for maintaining or repairing any portion of the roof that is not directly over the Simclar Premises. Additionally, the parties agree that Simclar shall be responsible for the installation and maintenance of any existing or required sprinkler system or other fire protection system. With respect to the maintenance of grounds area on Lot 4, it is agreed that the area to the south of the paved parking on Lot 4 quickly transitions from pavement to grass to heavily wooded area. The parties agree that neither the Landlord nor Simclar is obligated to mow or otherwise maintain that area to the south of Lot 4. Simclar shall be responsible for coordinating the procurement and payment of any shared grounds maintenance with Astral. Notwithstanding the foregoing, any damage that is the result of an act or omission or the negligence of Landlord or Landlord's employee, customer, supplier, or guest, the cost and repair of which shall be the responsibility of Landlord.

(b) Landlord. Landlord agrees at its sole cost and expense to (i) keep the structure, exterior walls and foundation of the Building in good order, condition and repair and repair the roof over the Simclar Premises if and to the extent damage to the roof is covered by insurance or manufacturer's warranty, (ii) maintain and repair the portion of the Building not being leased by Simclar, and (iii) maintain and repair the parking areas on Lot 1 and Lot 4, including paving, sealing, and striping the parking areas; provided, however, any such maintenance of the parking areas shall be done solely at Landlord's sole discretion on an as needed basis and Simclar acknowledges that Landlord has no present plans to do any such maintenance. Landlord shall not be responsible for any maintenance, repair or replacement of any of the Simclar Premises other than as is specifically set forth herein. Notwithstanding the foregoing, any damage to the exterior walls, foundation, or roof that is the result of an act or omission or the negligence of Simclar or Simclar's employee, customer, supplier, or guest, the cost and repair of which shall be the responsibility of Simclar.

(c) Simclar will make repairs promptly upon becoming aware of a condition needing repair. If it is a condition for which Landlord is responsible and Landlord fails to complete any repairs within twenty (20) days of receiving Simclar's notice of a defective condition (or if Landlord fails to commence repair and diligently pursue the same to completion if the defective condition is of the type can not be remedied within 20 days), then Simclar may make the necessary repairs and deduct the actual costs for the repairs, provided they are commercially reasonable, from the Rent payments next coming due until Simclar has been completely reimbursed.

5. Use of Simclar Premises; Compliance with Law. Simclar shall use the Simclar Premises only for lawful purposes. Landlord shall maintain (1) the portions of the Simclar Premises that Landlord is obligated to maintain, repair or replace pursuant to this Lease Agreement, (2) the portion of the Building not being leased by Simclar and (3) the parking areas on Lot 1 and Lot 4 (hereinafter “Landlord Items”) at all times so as to comply with and conform to the laws, ordinances, orders and regulations of applicable governmental authorities, including those relating to public health, sanitation and safety (hereinafter “Governmental Requirements”), and that Landlord will promptly make any changes or alterations necessary in order that the Landlord Items conform to all Governmental Requirements then in force and effect. Simclar shall maintain the portions of the Simclar Premises that Simclar is obligated to maintain, repair, or replace pursuant to this Lease Agreement (hereinafter “Tenant Items”) at all times so as to comply with and conform to Governmental Requirements, and Simclar shall promptly make any changes or alterations necessary in order that the Tenant Items conform to all Governmental Requirements then in force and effect. Additionally, Simclar shall be responsible for any compliance with Governmental Requirements that is necessitated by (a) alterations, changes or additions made by Simclar; or (b) Simclar's particular use of the Simclar Premises.

6. Destruction or Damage to Simclar Premises. If the Simclar Premises are destroyed or damaged to an extent that Simclar's ability to carry on its normal business function is effectively denied by casualty, this Lease Agreement shall, at the option of Simclar, terminate as of the date specified by Simclar in a written notice to Landlord. If, as allowed above, Simclar does not elect to terminate this Lease Agreement or the damage does not rise to the level that Simclar's ability to carry on its normal business function is effectively denied, Landlord shall promptly restore the Simclar Premises to an architectural unit as nearly like its condition prior to such casualty, and the Rent shall be abated on an equitable basis, based upon the extent to which the Simclar Premises are untenable or unusable, until the date of completion of restorations by Landlord.

7. Simclar's Property. All movable partitions, other fixtures, business and trade fixtures, machinery and equipment, communications equipment and office equipment, including, without limitation, all furniture, furnishings and other articles of movable personal property owned by Simclar and located on the Simclar Premises shall be and shall remain the property of Simclar and may be removed by Simclar at any time during the Lease Term or any extension or renewal thereof. All alterations of a construction nature, including walls, ceilings, electrical fixtures, and other such items shall become a part of the Building and belong to the Landlord upon expiration of the Lease Agreement. For purposes of clarity, all improvements such as free-standing cabinets and specialty equipment that can be removed without damaging walls, floors or any other part of the Building shall belong to Simclar, and Simclar may, at Simclar's option, remove any such non-permanently affixed alterations constituting trade fixtures, fixtures, furniture, equipment, and other personal property at the expiration or termination of the Lease Term or renewal term. Any personal property of Simclar which shall remain on the Simclar Premises after Simclar gives up possession of the Simclar Premises may, at the option of the Landlord, be deemed to have been abandoned and may be retained by Landlord as its property or may be disposed of without accountability, in such manner as the Landlord may see fit. The terms of this Paragraph 7 shall survive the expiration or earlier termination of the Lease Agreement.

8. Condemnation.

(a) If during the Lease Term the whole of the Simclar Premises shall be lawfully condemned or taken (hereinafter both are referred to as a “Taking” or being “Taken”) in any manner for any public or quasi-public use or purpose, this Lease Agreement and the term and estate hereby granted shall forthwith cease and terminate as of the date of vesting of title pursuant to the Taking.

(b) If a part of the Simclar Premises shall be Taken during the Lease Term, then the part so Taken shall no longer constitute part of the Simclar Premises, but this Lease Agreement shall continue in force and effect as to the part not so Taken. If any partial Taking materially impairs Simclar's ability to conduct its business from the Simclar Premises, Simclar (in its sole discretion) may deem the partial taking a Taking of the entire Simclar Premises and terminate this Lease Agreement. If a partial Taking does not result in the termination of this Lease Agreement, Landlord shall promptly restore that portion of the Simclar Premises that remains to an architectural unit as nearly like its condition prior to such Taking and the Rent shall be reduced on an equitable basis, based upon the extent of the partial Taking (effective the first day after the Taking).

(c) Landlord shall be entitled to receive the entire award in any proceeding with respect to any Taking (other than for a temporary use and occupancy) provided for in this Paragraph 10 which occurs during the Lease Term without deduction therefrom for any estate vested in Simclar by this Lease Agreement, and Simclar shall receive no part of and shall and does hereby assign to Landlord any such award, except as hereinafter expressly provided. Simclar shall have the right to make a separate claim with the condemning authority for (i) any moving expenses incurred by Simclar as a result of such condemnation; (ii) any costs incurred and paid by Simclar in connection with any alteration or improvement made by Simclar to the Simclar Premises; (iii) the value of any of Simclar's property so Taken; and (iv) any other separate claim which Simclar may be lawfully permitted to make.

(d) If all or any part of the Simclar Premises shall be temporarily Taken during the Lease Term, then, at the option of Simclar, this Lease Agreement shall remain in full force and effect, except that the Rent shall be reduced on an equitable basis, based upon the extent and duration of the temporary Taking. Simclar shall continue to be responsible for all of its obligations hereunder insofar as such obligations are not affected by such Taking. Upon the expiration of any temporary Taking, Landlord shall have no obligation to restore the Simclar Premises to their former condition.

9. Utilities and Taxes.

(a) Utilities. The parties hereto acknowledge that utilities for the Building have not been separately metered for the individual tenants. The parties further acknowledge that the cost to meter the utilities separately is high. Therefore, the parties agree that electric, gas, and water utilities will be paid in full to the utility provider by Simclar and that Simclar will invoice Astral for Astral's portion of such utilities, defined as follows:

i. Simclar hereby agrees to enter into a Shared Utilities Agreement with Astral in a form substantively identical to Exhibit C hereto.

ii. Simclar shall contract for and pay for any utilities it requires other than electric, gas, and water, including but not limited to telephone, data lines, communications lines, cable and other such services.

iii. Subject to Simclar's right of reimbursement, Simclar is responsible for paying utilities that Simclar or Astral consume until the end of the Lease Term and such liability shall survive the expiration or termination of the Lease Agreement. For purposes of clarity, the parties agree that, in the event Astral fails to pay for its share of the utilities as is required in the Shared Utilities Agreement, Simclar shall be responsible for all utilities incurred on Lot 1 and Simclar shall have the right to seek legal redress from Astral as set forth in the Shared Utilities Agreement. Landlord shall never be responsible for any utilities on Lot 1; provided, however, should Astral vacate the portion of the Building being leased by Astral, Landlord will take reasonable steps to reduce the utility consumption in that portion of the Building as much as reasonably possible by, for example, setting the thermostat at a seasonally appropriate setting, turning off the lights, and making sure there are no running water faucets.

iv. In the event that the Astral Lease expires or is terminated and Landlord desires to lease the premises to another tenant, Landlord shall give Simclar written notice of the name and any information reasonably necessary for Simclar to determine the financial responsibility of the proposed tenant (the “Proposed Tenant Notice”). Simclar in its sole discretion shall make a determination in writing no later than 15 days after receipt of the Proposed Tenant Notice as to whether Simclar will enter into a shared utilities agreement with the proposed tenant or require Landlord to cause the utilities to be separately metered (which right Landlord agrees Simclar shall have)

(b) Taxes. Landlord shall be responsible for paying all Real Property Taxes, in a timely fashion as the same become due and payable for Lot 1 and Lot 4. The term 'Real Property Taxes' shall include, without limitation, all real estate taxes assessed by any federal, state, county, municipal or quasi-governmental authority, ad valorem real estate taxes, special assessments, value added taxes, documentary taxes, stamp taxes and any other taxes based on or relating to the real property or improvements thereof. Simclar is responsible for and shall reimburse Landlord 30.85% of the Real Property Taxes for Lot 1 (said 30.85% representing the percentage of the total square footage of the Building leased by Simclar) and 100% of the Real Property Taxes for Lot 4.

10. Insurance; Release; and Indemnity.

(a) Landlord Insurance. Landlord agrees to purchase (at its sole cost and expense) and keep in force (i) insurance on the Building against damage by fire and other perils under ISO Special form in an amount equal to the full replacement cost thereof with such reasonable deductions as would be carried by a prudent owner of a reasonably similar building, having regard to size, age and location; (ii) Comprehensive General Liability Insurance at the minimum limit of not less than $1,000,000.00 per occurrence for bodily injury and property damage (iii) such other insurance as Landlord reasonably considers advisable in such reasonable amounts and with such reasonable deductions as would be carried by a prudent owner of a reasonably similar building, having regard to size, age and location. Simclar shall reimburse Landlord for its share of such insurance as set forth in Section 3 (d) hereof.

(b) Simclar Insurance. Simclar agrees to purchase (at its sole cost and expense) and keep in force Comprehensive General Liability Insurance on Lots 1 and 4 and the Building, at the minimum limit of not less than $1,000,000.00 per occurrence for bodily injury and property damage arising out of the activities and operations of Simclar and any other person on the Simclar Premises or performing work on behalf of Simclar and shall name Landlord as an additional insured. Such Comprehensive General Liability Insurance may be carried by Simclar through an Umbrella Liability policy. Upon request by Landlord, Simclar shall furnish Landlord a certificate indicating that the insurance policy is in full force and effect, that Landlord has been named as an additional insured, and that the policy may not be cancelled unless ten (10) days prior written notice of the proposed cancellation has been given to Landlord. Simclar agrees to purchase (at its sole cost and expense) and keep in force property insurance including fire and other perils under ISO Special form, including, but not limited to sprinkler leakage, in an amount equal to the full replacement cost of all property owned by Simclar, or for which Simclar is responsible, including all of the Simclar improvements constructed by or on behalf of Simclar. Simclar agrees to maintain workers' compensation insurance on its employees on the Simclar Premises with at least the statutorily mandated limits of coverage. Nothing contained in this Section 12 shall be construed as a requirement for Landlord to insure Simclar's personal property or equipment.

(c) Release. Notwithstanding anything to the contrary contained herein, Landlord and Simclar each herewith and hereby releases and relieves the other and waives its entire right of action against the other for any loss or damage to the Building or Simclar Premises or Lots 1 or 4, which loss or damage is insured the coverage actually maintained by the damaged party as required by this Section 10. The casualty insurance obtained by Landlord and Simclar, respectively, shall include a full waiver of subrogation by the respective insurers of Landlord and Simclar.

(d) Indemnity. Landlord agrees to indemnify and hold Simclar and its agents and employees, harmless from and against all costs, claims, suits, causes of action, damages, and liability (including reasonable attorney's fees) in connection with any loss of life, personal injury, or damage to property in or about Lot 1 or Lot 4 or arising out of the use of Lot 1 or Lot 4 or arising out of the use of the Simclar Premises by Landlord, its agents, employees, invitees, or contractors, or occasioned in whole or in part by Landlord, its agents, employees, invitees, or contractors unless such loss, injury or damage was caused by the negligence or willful misconduct of Simclar, its agents, employees, invitees, or contractors. Simclar agrees to indemnify and hold Landlord and its agents and employees, harmless from and against all costs, claims, suits, causes of action, damages, and liability (including reasonable attorney's fees) in connection with any loss of life, personal injury, or damage to property in or about the Simclar Premises or arising out of the use or occupancy of the Simclar Premises by Simclar, its agents, employees, invitees or contractors, or occasioned in whole or in part by Simclar, its agents, employees, invitees or contractors, unless such loss, injury or damage was caused by the negligence or willful misconduct of Landlord, its agents, employees, invitees, or contractors. The covenants, obligations and liabilities under this Section 10(d) shall survive the expiration or earlier termination of this Lease Agreement.

11. Default. Rights and Remedies.

A. The following shall constitute events of default:

(1) Nonpayment. Simclar's failure to pay Rent or any other amount due under this Lease Agreement and such failure continues for ten (10) days after written notice from Landlord that such rental or amount was not paid when due.

(2) Failure to Perform. Simclar's failure to perform any material obligation under this Lease Agreement (other than the payment of Rent or any other amounts due under this Lease Agreement and including, but not limited to the Shared Utilities Agreement) within thirty (30) days after notice of nonperformance; provided, however, that if the breach is of such a nature that it cannot be cured within thirty (30) days, Simclar shall be deemed to have cured if cure is commenced promptly and diligently pursued to completion; and provided further, that in the event of a breach involving an imminent threat to health or safety, Landlord may in its notice of breach reduce the period for cure to such shorter period as may be reasonable under the circumstances.

(3) Assignment or Sublease Without Consent. If there shall be an assignment or sublease by Simclar, whether voluntarily or involuntarily, other than in accordance with Section 13;

(4) Execution and Attachment Against Simclar. If Simclar's interest under this Lease Agreement or in the Simclar Premises shall be taken upon execution or by other process of law directed against Simclar, or shall be subject to any attachment at the instance of any creditor or claimant against Simclar and said attachment shall not be discharged or disposed of within thirty (30) days after the levy thereof; and

(5) Bankruptcy or Related Proceedings. If Simclar shall file a petition in bankruptcy or insolvency .or for reorganization or arrangement under the bankruptcy laws of the United States or under any similar act of any state, or shall voluntarily take advantage of any such law or act by answer or otherwise, or shall be dissolved or shall make an assignment for the benefit of creditors; if involuntary proceedings under any such bankruptcy or insolvency law or for the dissolution of Simclar shall be instituted against Simclar and is not dismissed within sixty (60) days; or if a receiver or trustee shall be appointed for the Simclar Premises or for all or substantially all of the property of Simclar, and such proceedings shall not be dismissed or such receivership or trustee vacated within sixty (60) days after such institution or appointment.

B. Upon any event of default by Simclar, Landlord shall have the right, at Landlord's election, then or any time thereafter, to exercise any one or more of the following remedies, provided exercise of any of these remedies shall not prevent the concurrent or subsequent exercise of any other remedy provided for in this Lease Agreement or otherwise available to Landlord at law or in equity:

(1) Cure by Landlord. Landlord may, at Landlord's option, but without obligation to do so, and without releasing Simclar from any obligations under this Lease Agreement, make any payment or take any action as Landlord may deem necessary or desirable to cure any such Simclar default in such manner and to such extent as Landlord may deem necessary or desirable. Landlord may do so without demand on, or written notice to, Simclar. Simclar shall pay Landlord, within ten (10) days after demand, all advances, costs and expenses of Landlord in connection with the making of any such payment or the taking of any such action.

(2) Termination of Lease and Damages. Landlord may terminate this Lease Agreement, effective at such time as may be specified by written notice to Simclar, and demand and recover possession of the Simclar Premises from Simclar. Simclar shall remain liable to Landlord for damages in an amount equal to the Rent and other amounts payable hereunder which would have been owing by Simclar hereunder for the balance of the Lease Term had this Lease Agreement not been terminated, less the net proceeds, if any, of any re-letting of the Simclar Premises by Landlord subsequent to such termination, after deducting all Landlord's expenses in connection with such recovery of possession or re-letting. Landlord shall be entitled to collect and receive such damages from Simclar on the days on which the applicable Rent would have been payable if this Lease Agreement had not been terminated.

(3) Repossession and Re-letting. Landlord may reenter and take possession of the Simclar Premises or any part thereof without demand or notice, and repossess the same and expel Simclar and any party claiming by, through or under Simclar, and remove the effects of both using such force for such purposes as may be necessary, without being liable for prosecution on account thereof or being deemed guilty of any manner of trespass, and without prejudice to any remedies for arrears of rent or right to bring any proceeding for any default. No such reentry or taking possession of the Simclar Premises by Landlord shall be construed as an election by Landlord to terminate this Lease Agreement unless a written notice of such intention is given to Simclar. No notice from Landlord hereunder or under a forcible entry and detainer statute or similar law shall constitute an election by Landlord to terminate this Lease Agreement unless such notice specifically so states. Landlord reserves the right, following any reentry or re-letting, to exercise its right to terminate this Lease Agreement by giving Simclar such written notice, in which event the Lease Agreement will terminate as specified in said notice. After recovering possession of the Simclar Premises, Landlord may re-let the Simclar Premises, or any part thereof: for the account of Simclar, for such term and on such conditions as Landlord, in its sole and subjective discretion, may determine. Landlord may make such repairs, alterations or improvements as Landlord may consider appropriate to accomplish such re-letting. Notwithstanding Landlord's recovery of possession of the Simclar Premises, Simclar shall continue to pay on the dates herein specified, the amounts which would be payable hereunder if such repossession had not occurred. Upon the expiration or earlier termination of this Lease Agreement, Landlord shall refund to Simclar any amount, without interest, by which the amounts paid by Simclar, when added to the net amount, if any, recovered by Landlord through any re-letting of the Simclar Premises, exceeds the amounts payable by Simclar under this Lease Agreement.

(4) Other Remedies. Pursue any other remedies available at law or in equity.

12. Landlord Default. Unless otherwise specified elsewhere in this Lease Agreement, if Landlord fails to perform any material provision of this Lease Agreement within thirty (30) days (or such additional time as Landlord shall reasonably require in the event such failure cannot be reasonably cured within such thirty (30) day period and Landlord has within thirty (30) days after notice of default from Simclar commenced to cure said default and is diligently prosecuting same to completion) after the receipt of written notice from Simclar to Landlord that Landlord is in default hereunder, then Simclar may terminate this Lease Agreement by giving to Landlord notice of Simclar's intention to do so, in which event the Lease Term shall end, and all obligations shall cease as of and on the date stated in such notice.

13. Assignment.

(a) Simclar may assign or transfer this Lease Agreement or any interest herein, voluntarily or by operation of law, and may sublet or license the whole or any part of the Simclar Premises upon the written consent of Landlord, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, upon ten (10) days prior written notice to Landlord, Simclar shall have the right, without Landlord's consent, to sublet all or a portion of the Simclar Premises or to assign this Lease Agreement to any entity which is an Affiliate (as hereinafter defined) of Simclar. As used herein, “Affiliate” shall mean any entity (a) that directly owns more than fifty percent (50%) of the voting shares, membership interests or other controlling interests in Simclar, or (b) in which Simclar owns such controlling interests, or (c) with which Simclar is in common control by virtue of the ownership of such controlling interests in the entity and Simclar by one or more persons or entities. No consent to an assignment or sublease shall constitute consent to any further assignment or subletting. Simclar shall remain fully liable for the payment and performance of all obligations of Simclar under this Lease Agreement, notwithstanding any assignment or sublease, for the entire Lease Term.

(b) Landlord may assign this Lease Agreement without the consent of Simclar. Furthermore, Landlord hereby acknowledges the option to purchase and the right of first refusal set forth in Section 30 held by Simclar, which option and right of first refusal shall be unaffected by any assignment by Landlord. In the event of any transfer of Landlord's interest in this Lease Agreement, the transferor shall cease to be liable and shall be released from all liability for the performance or observance of any agreements or conditions on the part of Landlord to be performed or observed subsequent to the time of said transfer, provided that such transferee assumes in writing all of Landlord's obligations hereunder.

14. Time of Essence. Time is of the essence relative to this Lease Agreement.

15. Holding Over. If Simclar remains in possession after the termination or expiration of the Lease Term, without any written agreement of the parties, Simclar shall occupy the Simclar Premises on a month-to-month basis at two times the rental rate then in effect. Simclar's month-to-month tenancy may be terminated by either party on thirty (30) days prior written notice.

16. Surrender of Simclar Premises. Upon expiration of the Lease Term, Simclar shall surrender the Simclar Premises and keys thereto to Landlord, broom clean, in the same condition (except for the alterations made pursuant to Section 26, which Simclar shall not be required to remove) as at the commencement of the Lease Term, normal wear and tear and repairs that are the Landlord's responsibility excepted.

17. Notices. Any and all notices or other communications required or permitted to be given hereunder shall be sent by United States registered or certified mail (return receipt requested), postage prepaid, and addressed as follows:

If to Simclar:

Simclar Interconnect Technologies, Inc.
1624 West Jackson
Ozark, Missouri 65721
Attn: President

With a copy to:

William J. Kelly
Porter Wright Morris & Arthur LLP
41 South High Street
Columbus, OH 43215

If to Landlord:

Phillip Wiland
8000 North 40st Street
Longmont, CO 80503

With a copy to:

Mike Nichols
Husch & Eppenberger
1949 East Sunshine, Suite 2-300
Springfield, MO 65804

Either party may from time to time change the address to which notice or other communications may be delivered or sent by giving the other party written notice of such change sent in accordance with this Paragraph 17.

18. Quiet Enjoyment. Landlord covenants that it has the right to lease the Simclar Premises for the Lease Term, and agrees Simclar shall and may peaceably and quietly have, hold and enjoy the Simclar Premises without disturbance by Landlord or anyone claiming by, through or under Landlord.

19. Subordination. This Lease Agreement is and shall be subject and subordinate to all the terms and conditions of all underlying mortgages that may now or hereafter encumber Lots 1 and 4. Landlord at Landlord's cost and expense shall obtain for the benefit of Simclar within 30 days after the date of this Lease Agreement or the date any subsequent mortgage is executed a nondisturbance agreement satisfactory to Simclar and Landlord's mortgage lender from any and all mortgage lenders, if any, having a lien on Lot 1, Lot 4, or Simclar Premises prior to this Lease Agreement or a leasehold or ownership interest on Lot 1, Lot 4, or Simclar Premises prior to this Lease Agreement pursuant to which such party acknowledges that Simclar's interest in the Simclar Premises and rights under this Lease Agreement shall not be disturbed so long as Simclar is not in default hereunder beyond any applicable grace or cure period. The party holding the instrument to which this Lease Agreement is subordinate shall recognize and preserve this Lease Agreement in the event of any foreclosure sale or possessory action, and in such case this Lease Agreement shall continue in full force and effect, and Simclar shall attorn to such party and shall execute, acknowledge and deliver any instrument that has for its purpose and effect the confirmation of such attornment.

20. Definitions. The term “Landlord” as used in this Lease Agreement shall include Landlord's heirs, executors, administrators, personal representatives, successors, assigns and successors-in-title to the Simclar Premises. The term “Simclar” as used in this Lease Agreement shall include Simclar's heirs, executors, administrators, personal representatives and successors and, if this Lease Agreement shall be validly assigned or sublet, shall also include Simclar's assignees or subtenants, as to that portion of the Simclar Premises covered by such assignment or sublease. The terms “Landlord” and “Simclar” shall include male and female, singular and plural, corporation, partnership or individual, as may fit the particular parties, and as may be required by the particular context.

21. Applicable Law. This Lease Agreement shall be governed by and construed in accordance with the laws of the state where the Simclar Premises are located.

22. Severability. If any term, covenant or condition of this Lease Agreement or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, neither the remainder of this Lease. Agreement nor the application of such term, covenant or condition to any other person or circumstance shall be affected thereby; and each term, covenant or condition of this Lease Agreement shall be valid and enforceable to the fullest extent permitted by law.

23. Entire Agreement. This Lease Agreement sets forth the entire agreement between Landlord and Simclar relative to the Premises and no representations, warranties, inducements, promises or agreements, oral or written, between the parties not embodied herein shall be of any force or effect.

24. Memorandum of Lease Agreement. Landlord and Simclar shall execute and deliver a Memorandum of Lease Agreement (the “Memorandum”), if requested by either party, after the execution and delivery of this Lease Agreement, in recordable form, and which either party may record at its own expense at the applicable Recorder of Deeds or similar office in the County wherein the Simclar Premises are located.

25. Right to Enter.

(a) Permitted Entries. Landlord and its agents, servants, and employees may enter the Simclar Premises during Simclar's normal business hours, or other times mutually agreed to by Landlord and Simclar, accompanied by Simclar if requested by Simclar, to: (i) examine the Simclar Premises; (ii) show the Simclar Premises to prospective lessees, lenders or purchasers; (iii) post notices of non-responsibility; (vi) post “For Sale” and “For Lease” signs; and (v) perform any maintenance or repairs on or in the Simclar Premises as are required or allowed by Landlord.

(b) Entry Conditions. Notwithstanding Paragraph 25(a), entry is conditioned upon Landlord: (i) giving Simclar at least twenty-four (24) hours advance notice, except in an emergency; (ii) promptly finishing any work for which it entered; and (iii) causing no practical interference to Simclar's business. If the Landlord or Landlord's agents cause damage to Simclar's property, Landlord shall be liable for any such damage.

26. Alterations.

(a) Simclar accepts the Simclar Premises in as-is condition. Simclar's acceptance of the Simclar Premises as-is does not alter nor diminish Landlord's maintenance, repair and replacement obligations contained elsewhere in this Lease Agreement.

(b) Simclar shall, at its sole cost and expense and subject to the provisions set forth in the Work Letter which is attached hereto as Exhibit D and incorporated herein by this reference, furnish and install or cause to be furnished and installed in the Simclar Premises, in a good and workmanlike manner and with reasonable diligence, the Tenant Improvements (as defined in the Work Letter). With respect to the Tenant Improvements and all other alterations and improvements performed by Simclar at the Simclar Premises or the Building, Simclar shall be solely responsible, at Simclar's sole cost and expense, to obtain and maintain all applicable governmental approvals, permits, and licenses.

(c) Simclar will promptly pay all costs associated with the Tenant Improvements, including but not limited to architectural, engineering, permit, construction, and other related costs, so that no lien against Lot 1 or Lot 4 can legitimately be placed. Simclar shall not cause or permit any mechanics' liens, materialmen's liens or other liens to be filed against the Simclar Premises as a result of any alterations or other work performed on the Simclar Premises, and will (within thirty (30) days after notice from Landlord to Simclar of such lien(s)) cause any such liens to be removed or Simclar shall obtain a bond in the amount of such lien while the matter is resolved.

(d) All improvements or alterations to the Simclar Premises including, but not limited to the Tenant Improvements described above, shall be at Simclar's sole cost and expense and shall be performed in a good and workmanlike manner in accordance with all applicable laws and ordinances.

(e) All improvements or alterations to the Simclar Premises, except the Tenant Improvements described above which shall be approved in accordance with the Work Letter, shall be subject to Landlord's prior written consent, which such consent shall not be unreasonably withheld; provided, however, Simclar may perform interior, non-structural modifications to the Simclar Premises, such as painting, relocation of a light fixture, etc., without the prior written consent of Landlord.

27. Brokers. Each party hereto represents and warrants to the other that the only real estate broker or agent involved in this transaction is R.B. Murray Company of Springfield, Missouri, (“R.B. Murray”) and that the fee due to R.B. Murray shall be paid exclusively by the Landlord. Each party hereto agrees to indemnify the other and hold it harmless from and against any and all claims, losses, costs or expenses (including reasonable attorney's fees and expenses) for commissions or other compensation or charges claimed by a broker or agent other than R.B. Murray for dealings with such party with respect to this Lease Agreement.

The parties hereto acknowledge that R.B. Murray Company has a listing contract with the Landlord, and all brokerage fees due thereunder are being paid by Landlord. In the event Simclar does not exercise its renewal option as set forth in Section 2, Simclar shall reimburse Landlord an amount equal to the unamortized brokerage fees paid by Landlord to R.B. Murray relative to this Lease Agreement, which was calculated based on a lease term of 10 years. The parties acknowledge and agree that the fee paid to R.B Murray by Landlord with respect to this Lease Agreement was Seventy Thousand Seven Hundred Twenty Dollars ($70,720.00).

28. Counterparts. This Lease Agreement may be signed in one or more counterparts, each of which is deemed an original, but any of which taken together constitutes one and the same instrument.

29. Attorney's Fees. In the event either party shall find it necessary to obtain the services of an attorney to enforce any of the covenants or conditions of this Lease Agreement, the prevailing party shall be entitled to reimbursement for all costs and expenses, including reasonable attorney's fees, whether or not litigation is commenced, but including litigation and any associated appeals.

30. Option to Purchase.

(a) Definition. For purposes of this Section 30, “Property” shall mean Lots 1, 2, 3 and 4, and all improvements thereon, or the remainder of the Lots and improvements thereon not purchased by a third party in the event that Simclar declines to exercise its right of first refusal as set forth in Section 31.

(b) Grant of Option. Landlord hereby grants Simclar the non-exclusive option to purchase the Property, during the initial Term or renewal term of this Lease Agreement (the “Option”) in accordance with the provision of this Lease Agreement; provided, however, Landlord shall have the right to market and offer said property for sale to any interested purchaser. Simclar may exercise the Option at any time during the initial Lease Term or renewal term by giving written notice to Landlord (the “Option Notice”). The Option shall expire automatically upon the earlier of (1) Simclar being in default under the Lease Agreement and failing to timely cure said default as provided herein or (2) the expiration of the Lease Term or renewal term. In addition, the Option shall expire automatically upon Landlord entering into a contract with a third party for the sale of Lots 1, 2, 3 or 4 or any portion thereof after Simclar declined its Right of First Refusal described in Section 31 but only as to the Lots or portion to which the contract relates.

(c) Purchase Price. The purchase price shall be such amount as mutually agreed upon by the parties, or, if the parties are unable to reach an agreement within 30 days of Landlord's receipt of the Option Notice, the following appraisal process will be undertaken to determine the purchase price (the “Purchase Price”):

(i) Landlord and Simclar shall each appoint an appraiser, each of which shall work independently without making comparisons. If the higher of the two appraisals is no more than 10% greater than the lower appraisal the Purchase Price shall be the average of the two appraisals. If the higher of the two appraisals is more than 10% greater than the lower then section 30(b)(ii) shall apply.

(ii) If section 30(b)(i) does not establish the Purchase Price then the two appraisers utilized as set forth in Section 30(b)(i) shall select a third appraiser from a list of appraisers prepared by having Simclar select 3 candidates and Landlord select 3 candidates. The Purchase Price shall be the average of the three appraisals.

Notwithstanding the foregoing, if Simclar exercises the Option on or before April 1, 2007 to purchase all of Lots 1, 2, 3, and 4, then no appraisal shall be necessary and the Purchase Price for Lots 1, 2, 3, and 4 shall be four million five hundred fifty thousand dollars ($4,550,000). The parties further agree that notwithstanding the foregoing, if the Option is exercised after April 1, 2007, Landlord shall not be obligated to sell Lots 1, 2, 3, and 4 for less than four million six hundred thousand dollars ($4,600,000).

(d) Title. Within thirty (30) days after the date Simclar delivers the Option Notice to Landlord, Landlord shall furnish to Simclar, at Landlord's expense, a current commitment (the “Title Commitment”) for an ALTA owner's title insurance policy covering the Property (the “Title Policy”) in an amount equal to the Purchase Price for the Property, issued by a title insurance company acceptable to Landlord and Simclar, together with a copy of each document referred to in the Title Commitment. The Title Commitment shall show marketable fee simple title to the Premises to be vested in Landlord, free and clear of all liens and encumbrances except (a) those created, approved, assumed, or not objected to by Simclar; (b) real estate taxes and special assessments; (c) utility easements, (d) this Lease Agreement and (e) the Astral Lease. Any title exceptions or encumbrances not permitted hereunder or otherwise waived by Simclar shall be deemed “Unapproved Title Exceptions.”

Simclar shall notify Landlord within twenty (20) days after Simclar's receipt of the Title Commitment if title to the Premises is subject to any Unapproved Title Exceptions. Landlord shall have twenty (20) days after receipt of such notice to use commercially reasonable efforts to cure, remove, or obtain title insurance coverage against such Unapproved Title Exceptions. If Landlord elects not to cure, remove or obtain title insurance against such Unapproved Title Exceptions, Simclar shall have the right either to (a) obtain specific enforcement of this Section and proceed to close the purchase without waiving any rights against Landlord with respect to such Unapproved Title Exceptions, or (b) refuse to close the purchase and pursue such other rights and remedies as are provided by law. At closing, Landlord shall provide an affidavit as to off-record title matters in accordance with community custom. If Simclar desires a survey (except if one is required to obtain a transferable and recordable legal description of the Property for the deed), Simclar shall obtain the survey and pay the cost thereof.

(e) Environmental. Simclar shall have ninety (90) days from the date Simclar delivers the Option Notice to Landlord to conduct environmental testing of the Property. If Simclar is unsatisfied with the results of its environmental testing, Simclar shall have the right on or prior to expiration of the ninety (90) day period to rescind in writing its Option Notice, in which case the Option shall terminate and be of no further force or effect.

(f) Closing. If the purchase transaction closes as provided herein, this Lease Agreement shall terminate as of the Closing Date. The conveyance of the Property may be closed at such location as the parties may agree, on the later of (a) 5 business days after the later of the date (i) of satisfaction of Landlord's obligations with respect to title pursuant to this Section or (ii) completion of Tenant's environmental testing pursuant to this Section; or (b) on a date mutually agreeable to the parties (the “Closing Date”). If the closing occurs after the expiration date of the Lease Term or the renewal term, the Lease Term or renewal term shall be deemed extended to the Closing Date on the same terms as existed immediately prior thereto, and the parties shall continue to perform all obligations (including the payment of Rent by Simclar) required to be performed under this Lease Agreement.

(g) Closing Costs. At closing, Landlord shall pay the search fee charged in connection with the issuance of the Owners Title Commitment, the costs of curing or removing any Unapproved Title Exceptions, its own attorneys' fees, all transfer or conveyance fees or taxes, and all other closing costs customarily paid by sellers of real property in Christian County, Missouri. At closing, Simclar shall pay all recording fees or costs, all survey expenses, its own attorneys' fees, all financing costs, the premium for the Title Policy, the mortgagee's Title Commitment and Policy (if applicable), and any other closing costs customarily paid by buyers of real property in Christian County, Missouri. Rent shall be prorated through the Closing Date. Any advance payments of Real Property Taxes paid to Landlord by Simclar pursuant to Section 3(d) and those paid or obligated to be paid to Landlord by Astral pursuant to the Astral Lease but not yet paid by Landlord to the applicable taxing authority shall, at Landlord's option, either be transferred to Simclar at closing or credited against the Purchase Price, and Simclar shall be responsible for the payment of all Real Property Taxes on Lots 1, 2, 3 and 4 for the calendar year in which the Closing shall occur.

(h) Closing Deliveries. On the Closing Date, Landlord and Simclar shall deliver or cause to be delivered to each other the following closing documents, all of which shall be duly executed and acknowledged (where appropriate):

(i) Landlord shall deliver or cause to be delivered to Simclar a general warranty deed conveying Landlord's interest in Lots 1, 2, 3 and 4 to Simclar, its successors and assigns, and such additional documents as might be reasonably required by Simclar to consummate the purchase of Lots 1, 2, 3 and 4 by Simclar.

(ii) Simclar shall deliver or cause to be delivered to Landlord current funds in the amount of the Purchase Price for Lots 1, 2, 3 and 4 and such additional documents as might be reasonably required by Landlord to consummate the sale of the Property to Simclar

(i) Continuation of Lease. If the Option is cancelled by Simclar for any reason permitted herein after the Option Notice is delivered to Landlord, the Lease Agreement, except for the Option, shall continue in full force and effect.

31. Right of First Refusal. Notwithstanding the provisions of Section 30 hereof, Landlord shall have the right to sell Lots 1, 2, 3 and 4, and any improvements thereon, individually or collectively, at any time, subject to this right of first refusal granted to Simclar.

If, during the Lease Term, Landlord receives and desires to accept any bona fide offer for the sale of all or part of Lots 1, 2, 3 or 4, Landlord shall notify Simclar in writing of such offer. This notice shall contain a copy of the offer and all terms and conditions applicable to the offer. Simclar shall have the right to purchase the property to which the offer applies at the purchase price set forth in the offer. Simclar shall exercise its right of first refusal, if at all, by giving written notice of exercise to the Landlord no later than 10 days after receipt of the notice of offer from the Landlord and closing, in cash, within 45 days of such notice. If Simclar does not exercise its right of first refusal such decision not to exercise shall not impair this Lease Agreement and Simclar shall continue to have all rights and obligations set forth herein, whether or not the sale to a third party occurs.

32. Contingent Upon Astral Lease. This Lease Agreement is specifically contingent upon the execution of a lease by Astral for the remaining portion of the Building and which terminates any option to purchase or right of first refusal Astral may have relating to Lots 1, 2, 3 and 4 or any part thereof. Landlord shall cause any memorandum of lease recognizing Astral's option to purchase and right of first refusal to be terminated of record.

33. Waiver of Lien. Landlord, within ten (10) days after demand from Simclar, shall execute and shall cause any and all mortgage lenders having a lien on the Simclar Premises prior to this Lease Agreement to execute and deliver any document required by any lessor or lender in connection with the installation in the Simclar Premises of Simclar's personal property or Simclar's trade fixtures in which Landlord and any mortgage lender waives any rights each may have or acquire with respect to that property, if Simclar, the lessor or lender agrees in writing that it will remove that property from the Simclar Premises before the expiration of the Lease Term or within thirty (30) days after termination of the Lease Term, but if it does not remove the property within thirty (30) days, it shall have waived any rights it may have had to the property.

34. Environmental Matters.

(a) “Environmental Statutes” means all applicable present and future federal, state, municipal and other governmental statutes, ordinances, regulations, orders, directives and other requirements, and all present and future requirements of common law, concerning the environment including, without limitation, (i) those relating to the generation, use, handling, treatment, storage, transportation, release, emission, disposal, remediation or presence of any material, substance, liquid, effluent or product, including, without limitation, hazardous substances, hazardous waste or hazardous materials, (ii) those concerning conditions at, below or above the surface of the ground and (iii) those concerning conditions in, at or outside the Building.

(b) “Hazardous Substances” means any quantity of hazardous, toxic or otherwise dangerous substances, materials or wastes, whether solid, liquid or gas, including but not limited to urea formaldehyde, PCB's, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products, any radioactive substance, asbestos or asbestos containing materials, any infectious, reactive, corrosive, ignitable or flammable chemical or chemical compound, or any other substance or material regulated by Environmental Statutes.

(c) Simclar hereby agrees to indemnify and to hold harmless Landlord, its agents and employees, of, from and against any and all expense, loss or liability suffered by Landlord by reason of the presence of Hazardous Substance on the Simclar Premises or Lots 1 or 4 resulting and arising solely from Simclar. In the event that any Hazardous Substances, which are located within the Simclar Premises or Lots 1 or 4 and which require remediation under applicable Environmental Statutes, are not so remediated by Simclar within ninety (90) days after written request by Landlord therefore, Landlord shall have the right to terminate this Lease Agreement and pursue all remedies available to it pursuant to this Lease Agreement or at law or in equity; provided, however, that, except in the event that such Hazardous Substance creates a health hazard, Simclar shall have such additional time as necessary to complete such remediation so long as Simclar proceeds promptly and diligently.

(d) Landlord hereby agrees to indemnify and to hold harmless Simclar, its agents and employees, of, from and against any and all expense, loss or liability suffered by Simclar by reason of the presence of Hazardous Substance on the Simclar Premises or Lots 1 or 4 resulting and arising from Landlord or which existed prior to Landlord's acquisition of Lots 1, 2, 3 or 4. In the event that any of the foregoing Hazardous Substances, which are located within the Simclar Premises or Lots 1 or 4 and which require remediation under applicable Environmental Statutes, are not so remediated by Landlord within ninety (90) days after written request by Simclar therefore, Simclar shall have the right to terminate this Lease Agreement and pursue all remedies available to it pursuant to this Lease Agreement or at law or in equity; provided, however, that, except in the event that such Hazardous Substance creates a health hazard, Landlord shall have such additional time as necessary to complete such remediation so long as Landlord proceeds promptly and diligently.

(e) Simclar acknowledges that Landlord has provided to Simclar, prior to the execution of this Lease Agreement, a copy of the Phase 1 environmental study it has with respect to the Simclar Premises and the documentation it has with respect to the asbestos removal that was performed in the Building.

(f) The covenants, obligations and liabilities under this Section shall survive the expiration or earlier termination of this Lease Agreement.

[Signatures appear on the following page.]

IN WITNESS WHEREOF, the parties have executed this Lease Agreement as of the Effective Date first above written.

LANDLORD

By:              /s/ Phillip A. Wiland
Phillip A. Wiland

                    /s/ Linda S. Wiland
Linda S. Wiland

SIMCLAR INTERCONNECT TECHNOLOGIES, INC.

By:              /s/ Ken Cleeton

Name:                      Ken Cleeton

Title:                       Director of Operations

Exhibit A

Plat of Wiland Park Subdivision

Exhibit B

Floor Plan of the Building

Exhibit C

Shared Utilities Agreement

THIS SHARED UTILITIES AGREEMENT, made this 28th day of December 2006 (“Effective Date”), by and between SIMCLAR INTERCONNECT TECHNOLOGIES, INC., a Delaware corporation, (“Simclar”) and ASTRAL DIRECT, LLC., a Delaware limited liability company (“Astral”) and PHILLIP A. WILAND and LINDA S. WILAND, both individuals who reside in the State of Colorado (collectively, the “Landlord”).

WITNESSETH

WHEREAS, Simclar and Astral entered into separate lease agreements with Landlord on this same date for collectively all of the space in their building commonly known as 1600 West Jackson, City of Ozark, State of Missouri (the “Building”); and

WHEREAS, the parties desire to avoid separate metering of electric, gas, water and sewer utilities at the Building; and

WHEREAS, all such utilities are now currently in the name of and paid entirely by Astral; and

WHEREAS, it is anticipated that Simclar will consume a larger share of such utilities; and

WHEREAS, the parties desire to change such utilities from Astral’s name into Simclar’s name and arrange for Astral to reimburse Simclar for its fair share of such utility costs as set forth herein.

NOW THEREFORE, in consideration of the sum of ten and 00/100 Dollars ($10.00), the mutual covenants and agreements between the parties hereto and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Transfer of Utilities. During the days immediately following the Effective Date hereof Astral and Simclar agree to cooperate fully and swiftly with each other to transfer electric and gas utilities to the name of Simclar. Astral and Simclar shall use their best efforts to make such transfer effective within 45 days of the Effective Date, or sooner. Until such transfer is complete Astral shall pay all such utilities in full and invoice Simclar for its pro-rata share of utilities, it being agreed that Simclar’s share is 30.85% and Astral’s share is 69.15%. If transfer is delayed beyond 45 days and Simclar clearly consumes utilities at a higher rate than has been customary for Astral (as is defined in Section 4 below) then Astral may invoice Simclar for such increase.

2. Payment to Utility Companies. After the gas and electric utilities are transferred to Simclar, Simclar shall be responsible for the timely payment of all electric, gas, water and sewer utilities for the entire Building, subject to partial reimbursement by Astral as set forth herein.

3. Payment of Water and Sewer Utilities. The parties acknowledge that the water and sewer utilities have historically been very low cost, and that such utilities are on a single meter that serves the Building and also serves a neighboring building occupied by a third party, SLS International, Inc. (“SLS”). SLS receives the invoice, pays it, and sometimes invoices Astral monthly but sometimes does not because the amount is so small. Astral will introduce Simclar to SLS and work with them to arrange for the monthly billing to be sent to Simclar for payment. Upon receipt of said invoices, Simclar shall pay the invoices and Astral shall reimburse Simclar for Astral’s pro-rata share. If SLS does not cooperate, then Astral will continue to pay the Water and Sewer Utilities and invoice Simclar monthly for its pro-rata share.

4. Partial Reimbursement by Astral. Astral has provided to Simclar an exact copy of all electric and gas utility costs incurred by Astral for the entire building during a recent 12-month period. The parties acknowledge that the sum of those costs (including water and sewer costs estimated to be $100 per month) was $134,386.69. The parties also acknowledge and agree that Astral’s pro-rata square footage in the building is 69.15%. The parties further acknowledge and agree that Astral will pay Simclar a fixed amount of $7,976.35 monthly, on or before the first business day of each month, as its full share of electric, gas, and water and sewer utility costs (calculated by taking the pro-rata share of 12-month utilities, and increasing that amount 3% to account for possible higher rates). The parties further agree that each year beginning in January 2008 Simclar may increase its billing to Astral for Shared Utilities in an amount not to exceed the lesser of 5% or the actual percentage increase in utility rates. All payments by Astral shall be forwarded to Simclar at 1624 W. Jackson, Ozark, Missouri 65721, Attention: President. All invoices, notices and updated payment amounts shall be forwarded to Astral at 1600 W. Jackson, Ozark, Missouri 65721, Attention: President.

5. Other Utilities. Each tenant shall contract for and pay for any utilities it requires other than electric, gas, and water, including but not limited to telephone, data lines, communications lines, cable and other such services.

6. Ongoing Obligation. Simclar and Astral are liable for the payment of utility services as set forth herein until the end of their Lease Term with Landlord.

7. Incorporated into Leases. This Shared Utilities Agreement is hereby incorporated into and a part of the leases Simclar and Astral entered into with Landlord effective the same date hereof. A breach of this Shared Utilities Agreement shall constitute a breach of Simclar’s and Astral’s respective leases with Landlord.

[Signatures appear on the following page.]

2

ASTRAL DIRECT, LLC

By:              /s/ Phillip A. Wiland

Name:         Phillip A. Wiland

Title:           President

SIMCLAR INTERCONNECT TECHNOLOGIES, INC.

By:              /s/ Ken Cleeton

Name:         Ken Cleeton

Title:           Director of Operations

LANDLORD

By:              /s/ Phillip A. Wiland
Phillip A. Wiland

                    /s/ Linda S. Wiland
Linda S. Wiland

3

Exhibit D

Work Letter

Simclar shall, subject to the provisions set forth below, furnish and install or cause to be furnished and installed in the Simclar Premises or the remainder of Lots 1 and 4, in a good and workmanlike manner and with reasonable diligence, the items of work, including, but not limited to, the construction of the demising wall between the Simclar Premises and the area of the Building being leased by Astral, (“Tenant’s Work”, the “Work” or the “Tenant Improvements”) shown on the approved Space Plans and Working Drawings (as hereinafter defined) and any changes, modifications, deletions or additions thereto approved in writing by Landlord. Landlord shall cause the Simclar Premises and remainder of Lots 1 and 4 to be in the Required Condition (as defined below). Unless defined otherwise in this Work Letter, capitalized terms used herein shall have the meanings ascribed to them in the Lease Agreement to which this Exhibit D is attached.

1. Condition of the Property. Landlord shall deliver the Premises to Simclar and Simclar agrees to accept the Premises, in its as-is condition. Landlord warrants that, to Landlord’s knowledge as of the date hereof, the Simclar Premises and the remainder of Lot 1 and Lot 4 comply with all applicable laws and regulations and is structurally sound (“Required Condition”).

2. Tenant’s Work.

(a) Simclar shall prepare and submit to Landlord for its approval Simclar’s space plans (“Space Plans”) for the Premises. Landlord shall have five (5) Business Days (defined herein) to approve or disapprove of the Space Plans (such approval not to be unreasonably withheld, as provided in this Work Letter). If disapproved, Landlord shall meet with Simclar and their respective contractors and/or consultants to endeavor to finalize the Space Plans within five (5) Business Days of Landlord’s disapproval. If the parties are unable to reach agreement, Simclar, in its sole discretion, shall have the option to terminate the Lease Agreement without further obligation to Landlord. Once the Space Plans have been approved by Landlord, Simclar shall cause its architect/engineer to prepare “permit-ready” working drawings from the Space Plans, which shall include, among others, all architectural, mechanical/HVAC, electrical and structural engineering drawings, locations of doors, partitioning, reflected ceiling, electrical fixtures, outlets and switches, telephone outlets, plumbing fixtures, extraordinary floor loads and other special requirements and finish schedules (the “Working Drawings”). The Working Drawings shall conform to all applicable building codes, shall be sealed by a Missouri licensed architect and shall be in a form satisfactory for filing with appropriate governmental authorities for permits and licenses required for construction. The Working Drawings shall be submitted to Landlord for its approval, which shall not be unreasonably withheld, as provided in this Work Letter. Landlord shall, within five (5) Business Days after receipt of the Working Drawings, either approve or disapprove of the Working Drawings, and, if disapproved, Landlord shall meet with Simclar and their respective contractors and/or consultants to endeavor to finalize the Working Drawings within five (5) Business Days of Landlord’s disapproval. If Landlord fails to respond within the aforesaid five (5) Business Days after receipt of complete Space Plans and Working Drawings, such Space Plans and Working Drawings, as the case may be, shall be deemed approved. Landlord shall have the right to disapprove or withhold approval of Space Plans, Working Drawings or other requests for approval of changes or additions by Simclar only for reasonable and material reasons which shall be limited to the following (i) adverse effect on the Building structure, (ii) possible damage or adverse effect to the Building systems, (iii) noncompliance with applicable codes, or (iv) adverse effect on the exterior appearance of the Building. In the event that Landlord’s required changes materially increase the cost of the Tenant Work or make the Simclar Premises unsuitable for Simclar’s purposes, in the sole reasonable discretion of Simclar, Simclar shall have the right to terminate the Lease without further obligation to Landlord. As used herein the term “Business Days” shall mean Monday through Friday, except when such days are nationally recognized holidays.

(b) Upon approval of the final Space Plans, Working Drawings and any changes, modifications, deletions or additions thereto, such documents shall be deemed attached hereto and incorporated herein by reference and shall become a part of the Lease as if fully set forth therein.

(c) Any changes, modifications, deletions or additions to the approved final Space Plans or Working Drawings (“Change Orders”) shall be subject to the approval of Landlord (i) within two (2) Business Days following Landlord’s receipt of such request for approval of cosmetic or finish selection Change Orders and (ii) within three (3) Business Days following Landlord’s receipt of such request for approval of all other Change Orders.

(d) Simclar shall be required to obtain or provide any completion or performance bond required by any local governmental authority in connection with any construction, alteration or improvement work performed by or on behalf of Simclar.

(e) The commencement of Rent as set forth in Section 3(b) which is scheduled to commence as of February 1, 2007, shall be delayed by one (1) day for each day that Tenant’s Work extends beyond the February 1, 2007 as a direct result of any Landlord Delay (as defined below). Except as otherwise provided herein, no Landlord Delay shall be deemed to have occurred unless Simclar has provided written notice to the Landlord specifying the action or inaction that Simclar contends constitutes a Landlord Delay (“Delay Notice”). If Landlord has not cured a Landlord Delay within two (2) Business Days after receipt of the Delay Notice, a Landlord Delay, as set forth in such Delay Notice, shall be deemed to have occurred commencing as of the date the Delay Notice is received by Landlord and continuing until Landlord reasonably and substantially corrects the Landlord Delay specified in the Delay Notice or the Tenant’s Improvements are substantially complete.

“Landlord Delay” means any delay in the completion of the Tenant’s Work that is a direct result of Landlord’s negligent or intentional (1) delay in giving approvals or authorizations or (2) failure or refusal to permit Simclar, its agents, or contractors access to and use of the Simclar Premises for performance of the Tenant’s Work.

3. Landlord’s Work. Landlord shall remove all personal property from the Simclar Premises and construction area within five (5) Business Days after execution of the Lease Agreement. Landlord shall further cause Astral Direct to remove all personal property from the Simclar Premises and construction area within five (5) Business Days after execution of this Lease Agreement.

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4. Subject to the requirements of this Work Letter, Simclar and its contractors shall have control over the means and methods for the construction of the Tenant Improvements.

5. In the event that at any time the Simclar Premises or the Common Areas are found to contain hazardous substances (as defined in Section 34 of the Lease Agreement), Simclar shall have the right, by notice to Landlord, to require Landlord to remove, at Landlord’s sole cost and expense, all hazardous substances within sixty (60) days following receipt of such notice. If Landlord does not remove such hazardous substances within such time period, Simclar may remove, encapsulate, contain, or otherwise dispose of such hazardous substances, and the cost incurred by Simclar in connection therewith shall be reimbursed by Landlord to Simclar within ten (10) days after receipt by Landlord from Simclar of an invoice documenting such costs. Any delay incurred by Tenant in the design or construction of the Tenant Improvements because of the presence of hazardous substances shall constitute a Landlord Delay.

6. In the event that Simclar is unable to obtain any required permits or conform to applicable zoning codes, Simclar has the right to terminate the Lease Agreement without further obligation to Landlord.

7. In the event of a conflict between the terms of this Work Letter and the terms of the Lease, the terms of the Work Letter shall prevail.

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Exhibit E

Astral Lease

LEASE AGREEMENT

THIS LEASE AGREEMENT, made this 28th of December, 2006 (“Effective Date”), by and between PHILLIP A. WILAND and LINDA S. WILAND, both individuals who reside in the State of Colorado (collectively, the “Landlord”) and ASTRAL DIRECT, LLC., a Delaware limited liability company (“Astral”).

WITNESSETH

WHEREAS, Astral currently leases the Building (as defined below) from Landlord pursuant to a Consent to Assignment Agreement dated March 23, 2006, under which a prior lease agreement dated August 17, 2005, between Landlord and a predecessor company of Astral was assigned to Astral (the “Prior Lease”), said Prior Lease also granting to Astral a purchase option on the Building; and

WHEREAS, the parties desire to terminate the Prior Lease and purchase option, reduce the area leased to Astral, reduce the monthly rent, and modify certain terms and conditions as provided for in the Prior Lease according to the terms and conditions set forth herein; and

WHEREAS, Landlord is the owner of Lots 1 and 2 of Wiland Park Subdivision (the “Wiland Park Subdivision” and each lot individually referred to as “Lot 1” and “Lot 2”), a subdivision in Ozark, Christian County, Missouri, the final plat of which is recorded in Book H, at Page 524 in the Office of the Recorder, Christian County, Missouri, a copy of which is attached hereto as Exhibit A and incorporated herein by this reference;

WHEREAS, located on Lot 1 is a building containing approximately 171,238 square feet (the “Building”), together with certain improvements, including, but not limited to, an entrance and drive off of Highway 14, a loading and unloading dock and various areas of parking;

WHEREAS, Lot 2 contains no buildings but is for use as parking area;

WHEREAS, Landlord desires to lease to Astral and Astral desires to lease from Landlord (1) approximately 118,412 square feet of space in the Building (69.15% of the total square footage of the Building) as set forth and described in Exhibit B, which is attached here and incorporated herein by this reference, (2) with the exception of any areas specifically reserved for use by Simclar, including, but not limited to the portion of the Building leased to Simclar and the parking areas reserved to them, the non-exclusive right to use any interior and exterior common and public areas and facilities on Lot 1 (as further defined in Section 1 below) and (3) all of Lot 2 (the “Simclar Premises”);

WHEREAS, Astral acknowledges that the remaining portion of the Building (that portion not being leased by Astral as provided for herein) and certain parking areas are being leased exclusively to Simclar Interconnect Technologies, Inc., a Delaware corporation (“Simclar”) pursuant to a lease that was executed simultaneously with this Lease Agreement (the “Simclar Lease”); and

WHEREAS, the parties agree that this Lease Agreement is contingent upon and is to be executed simultaneously with the Simclar Lease, which said Simclar Lease grants Simclar an option to purchase and a right of first refusal with respect to Lots 1, 2, 3 and 4 of Wiland Park Subdivision;

NOW THEREFORE, in consideration of the sum of ten and 00/100 Dollars ($10.00), the mutual covenants and agreements between the parties hereto and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by both parties, Landlord and Astral agree as follows:

1. Premises. Landlord hereby leases to Astral and Astral agrees to lease from Landlord, upon and subject to the terms and provisions of this Lease Agreement, the Astral Premises.

The Astral Premises is limited by the following:

(a) The drive, as currently constructed, which provides access to the Building from and to State Highway 14 shall only be used for the purpose of ingress and egress and is not to be used for parking;

(b) The loading dock area and the truck turnaround area on the east side of the Building on Lot 1 and all of Lot 2, except that Simclar will generally have the right of passage through this area on Lot 1 for ingress and egress to the other Lots and to the other entrances to the building and other parking areas;

(c) Ten (10) of the parking spaces located on the north side of the Building on Lot 1 shall be reserved and designated for parking by Simclar. More specifically, five (5) of the parking spaces which face the Building and five (5) of the parking spaces which face State Highway 14 shall be reserved and designated for parking by Simclar. All remaining parking spaces on the north side of the Building on Lot 1 shall be reserved for use by Astral. Simclar and Astral shall mutually agree as to the exact location of the ten (10) parking spaces subject to the above.

(d) All the parking on the south side of the Building on Lot 1 will be shared equally by Simclar and Astral on a daily first-come, first-served basis.

(e) The lease of Lot 2 is strictly for use as parking and no improvements may be constructed thereon;

Astral acknowledges that Lot 3 and Lot 4, which are also owned by Landlord and are a part of Wiland Park Subdivision, are not a part of the Astral Premises or this Lease Agreement and Astral has no right to use any portion of said Lots.

2. Term. Astral takes and accepts this lease commencing on the Effective Date and expiring on August 31, 2015, unless sooner terminated or extended as provided in this Lease or otherwise agreed to in writing by the parties (“Lease Term”).

3. Rent. Astral covenants and agrees to pay Landlord without demand or offset (unless specifically provided herein), at Landlord’s office located at 8000 North 41st Street, Longmont, Colorado 80503 or at such place as Landlord may from time to time designate in writing, minimum rent (“Rent”) as follows:

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(i) From the Effective Date through January 31, 2007, including any partial months, at the rate of Three Hundred Seventy Three Thousand Fifty One and 50/100 Dollars ($373,051.50) per annum, payable in equal monthly installments of Thirty One Thousand Eighty Seven and 63/100 Dollars ($31,087.63); and

(ii) From February 1, 2007, through December 31, 2007, including any partial months, at the rate of Two Hundred Seventy Seven Thousand Fifty One and 50/100 Dollars ($277,051.50) per annum, payable in equal monthly installments of Twenty Three Thousand Eighty Seven and 63/100 Dollars ($23,087.63); and

(iii) From January 1, 2008, through the remainder of the Lease Term, including any partial months, the Rent shall be adjusted annually on January 1st of each year in an amount not to exceed the lesser of (a) five percent (5%) of the previous year’s rental rate per annum, or (b) the percentage change in “CPI”. The first such increase, effective January 1, 2008, shall be an increase related to the change in CPI for the period January 1, 2005, through December 31, 2007, or such earlier end date for which information is available at the time of the increase. Subsequent increases shall relate to the change in CPI for the prior 12-month period.

For purposes hereof, the term “CPI” shall mean the Consumer Price Index-All Urban Consumers, U.S. All Items (1982-84= 100) as published by the United States Department of Labor, Bureau of Labor Statistics. In the event that the United States Department of Labor, Bureau of Labor Statistics discontinues the publication of the present CPI, the index to be used hereunder shall be such index as may be published by any other United States government bureau or department to replace the present CPI. The percentage increase in CPI shall be determined by (a) taking the September CPI reported for the calendar year prior to the calendar year for which the increase is effective and subtracting the September CPI reported one year earlier (the “Prior Period CPI”) and (b) dividing the result by the Prior Period CPI.

(iv) Astral shall reimburse Landlord for Landlord’s real estate taxes and reasonable cost of real estate insurance. Such reimbursement shall be shared on a pro-rata square footage basis with other tenants in the Building as set forth in Exhibit B hereto. The total cost of real estate taxes and insurance for the remaining pro-rata portion of 2006 and for the 2007 calendar year is estimated to be $0.26 per square foot of leasable space in the Astral Premises. Such reimbursement shall be paid monthly in the amount of $2,565.59, to be paid along with the Rent and adjusted annually if taxes and insurance costs differ materially from the estimate, beginning on the Effective Date hereof.

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4. Maintenance. Astral agrees at its sole cost and expense to keep the Astral Premises in good order, condition and repair, normal wear and tear excepted (unless the need for such repairs results from the act or neglect of Landlord), including grounds maintenance. Landlord shall at its sole cost and expense keep the exterior walls and foundation in good order, condition and repair. Astral will repair minor leaks in the roof. Landlord shall be responsible for major roof maintenance if needed, to the extent covered by insurance. Other roof repair will be paid by Astral. Notwithstanding the foregoing, any damage to the exterior walls, foundation, or roof that is the result of negligence by Astral or an Astral employee, customer, supplier or guest, the cost of repair will be borne by Astral.

Specifically with respect to the maintenance of grounds area on Lot 1, Astral shall be responsible to the extent of and in a prorated amount equal to its percentage portion of the Building (69.15%). Simclar shall be responsible for the remaining 30.85% of the grounds area maintenance on Lot 1 in accordance with the Simclar Lease. With respect to snow removal, mowing and similar maintenance for Lot 1, Simclar and Astral have discussed the possibility and are entitled to reach a separately negotiated agreement concerning the payment of such maintenance items as between them which deviates from the strict percentage prorata allocation provided above.

Astral will make repairs promptly upon becoming aware of a condition needing repair. If it is a condition for which Landlord is responsible and Landlord fails to make any repairs within twenty (20) days of receiving Astral’s notice of a defective condition (or if Landlord fails to commence repair and diligently pursue the same to completion if the defective condition is of the type can not be remedied within 20 days), then Astral may make the necessary repairs and deduct reasonable costs for the repairs from the Rent payments next coming due until Astral has been completely reimbursed.

5. Use of Astral Premises. Astral shall use the Astral Premises only for lawful purposes, and shall, at Astral’s own expense, comply in all material respects with all laws, statutes, ordinances, regulations, rules and orders of all governmental bodies and authorities relating to such use or its occupancy of the Astral Premises.

6. Destruction or Damage to Astral Premises. If the Astral Premises are destroyed or damaged to an extent that Astral’s ability to carry on its normal business function is effectively denied by casualty, this Lease Agreement shall, at the option of Astral, terminate as of the date specified by Astral in a written notice to Landlord. If, as allowed above, Astral does not elect to terminate this Lease Agreement or the damage does not rise to the level that Astral’s ability to carry on its normal business function is effectively denied, Landlord shall promptly restore the Astral Premises to an architectural unit as nearly like its condition prior to such casualty, and the Rent shall be abated on an equitable basis, based upon the extent to which the Astral Premises are untenable or unusable, until the date of completion of restorations by Landlord.

7. Astral’s Property. All movable partitions, other fixtures, business and trade fixtures, machinery and equipment, communications equipment and office equipment, including, without limitation, all furniture, furnishings and other articles of movable personal property owned by Astral and located on the Astral Premises shall be and shall remain the property of Astral and may be removed by Astral at any time during the term of this Lease Agreement. Any personal property of Astral which shall remain on the Astral Premises after Astral gives up possession of the Astral Premises may, at the option of the Landlord, be deemed to have been abandoned and may be retained by Landlord as its property or may be disposed of without accountability, in such manner as the Landlord may see fit. The terms of this Paragraph 7 shall survive the expiration or earlier termination of the Lease Agreement.

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8. Condemnation.

(a) If during the Lease Term the whole of the Astral Premises shall be lawfully condemned or taken (hereinafter both are referred to as a “Taking” or being “Taken”) in any manner for any public or quasi-public use or purpose, this Lease Agreement and the term and estate hereby granted shall forthwith cease and terminate as of the date of vesting of title pursuant to the Taking.

(b) If a part of the Astral Premises shall be Taken during the Lease Term, then the part so Taken shall no longer constitute part of the Astral Premises, but this Lease Agreement shall continue in force and effect as to the part not so Taken. If any partial Taking materially impairs Astral’s ability to conduct its business from the Astral Premises, Astral (in its sole discretion) may deem the partial Taking a Taking of the entire Astral Premises and terminate the lease. If a partial Taking does not result in the termination of this Lease Agreement, Landlord shall promptly restore that portion of the Astral Premises that remains to an architectural unit as nearly like its condition prior to such Taking and the Rent shall be reduced on an equitable basis, based upon the extent of the partial Taking (effective the first day after the Taking).

(c) Landlord shall be entitled to receive the entire award in any proceeding with respect to any Taking (other than for a temporary use and occupancy) provided for in this Paragraph 10 which occurs during the Lease Term without deduction therefrom for any estate vested in Astral by this Lease Agreement, and Astral shall receive no part of and shall and does hereby assign to Landlord any such award, except as hereinafter expressly provided. Astral shall have the right to make a separate claim with the condemning authority for (i) any moving expenses incurred by Astral as a result of such condemnation; (ii) any costs incurred and paid by Astral in connection with any alteration or improvement made by Astral to the Astral Premises; (iii) the value of any of Ten ant’s property so Taken; and (iv) any other separate claim which Astral may be lawfully permitted to make, provided, however, that such other separate claim shall not reduce or adversely affect the amount of Landlord’s award.

(d) If all or any part of the Astral Premises shall be temporarily taken during the Lease Term, then, at the option of Astral, this Lease Agreement shall remain in full force and effect. Astral shall continue to be responsible for all of its obligations hereunder insofar as such obligations are not affected by such Taking. Upon the expiration of any temporary taking, Landlord shall have no obligation to restore the Astral Premises to their former condition.

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9. Utilities and Taxes.

(a) Utilities. The parties hereto acknowledge that utilities for the Building have not been separately metered for the individual tenants. The parties further acknowledge that the cost to meter the utilities separately is high. Therefore, the parties agree that electric, gas, and water utilities will be paid in full to the utility provider by Simclar, and that Astral will reimburse Simclar directly upon receipt of an invoice for Astral’s pro rata portion of such utilities, defined as follows:

i. Astral hereby agrees to enter into a Shared Utilities Agreement with Simclar in a form substantively identical to Exhibit C hereto.

ii. Astral shall contract for and pay for any utilities it requires other than electric, gas, and water, including but not limited to telephone, data lines, communications lines, cable and other such services.

iii. Notwithstanding anything contained in the Shared Utilities Agreement and in the event Simclar does not abide by the Shared Utilities Agreement, Astral is liable for the payment of all of its pro rata share of the utility services for the Astral Premises until the end of the Lease Term and such liability shall survive the expiration or termination of the Lease Agreement.

(b) Taxes. Landlord shall be responsible for paying all real estate taxes, in a timely fashion as the same become due and payable, for Lot 1 and Lot 2. The term ‘real estate taxes’ shall include, without limitation, all real estate taxes assessed by any federal, state, county, municipal or quasi-governmental authority, ad valorem real estate taxes, special assessments, transfer or gift taxes, value added taxes, documentary taxes, stamp taxes and any other taxes based on or relating to the real property or improvements thereof. Astral is responsible for and shall reimburse Landlord for 69.15% of the real estate taxes for Lot 1 (said 69.15% representing the percentage of the total square footage of the Building leased by Astral) and 100% of the real estate taxes for Lot 2.

10. Insurance, Release, and Indemnity.

(a) Landlord Insurance. Landlord agrees to purchase (at its sole cost and expense) and keep in force (i) insurance on the Building against damage by fire and extended perils coverage in an amount equal to the full replacement cost thereof with such reasonable deductions as would be carried by a prudent owner of a reasonably similar building, having regard to size, age and location; (ii) public liability and property damage insurance in such reasonable amounts and with such reasonable deductions as would be carried by a prudent owner of a reasonably similar building, having regard to size, age and location; and (iii) such other insurance as Landlord reasonably considers advisable in such reasonable amounts and with such reasonable deductions as would be carried by a prudent owner of a reasonably similar building, having regard to size, age and location. Astral shall reimburse Landlord for its share of such insurance as set forth in Section 3(iv) hereof.

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(b) Astral Insurance. Astral agrees to purchase (at its sole cost and expense) and keep in force Comprehensive General Liability Insurance on Lot 1, Lot 2 and the Building, with provisions adequate to protect both Landlord and Astral and at the minimum limit of not less than $1,000,000.00 per occurrence for bodily injury and property damage arising out of the activities and operations of Astral and any other person on the Astral Premises or performing work on behalf of Astral and shall name Landlord as an additional insured. Such Comprehensive General Liability Insurance may be carried by Astral through an Umbrella Liability policy. Upon request by Landlord, Astral shall furnish Landlord a certificate indicating that the insurance policy is in full force and effect, that Landlord has been named as an additional insured, and that the policy may not be cancelled unless ten (10) days prior written notice of the proposed cancellation has been given to Landlord. Astral agrees to purchase (at its sole cost and expense) and keep in force “All Risk” property insurance including fire, sprinkler leakage and other such perils in an amount equal to the full replacement cost of all property owned by Astral, or for which Astral is responsible, including all of the Astral improvements constructed by or on behalf of Astral. Astral agrees to maintain workers’ compensation insurance on its employees on the Astral Premises with at least the statutorily mandated limits of coverage. Nothing contained in this Section 12 shall be construed as a requirement for Landlord to insure Astral’s personal property or equipment.

(c) Release. Notwithstanding anything to the contrary contained herein, Landlord and Astral each herewith and hereby releases and relieves the other and waives its entire right of action against the other for any loss or damage to the Building or Astral Premises or Lots 1 and 2, which loss or damage is insured by the coverage required by this Section 10. The casualty insurance obtained by Landlord and Astral, respectively, shall include a full waiver of subrogation by the respective insurers of Landlord and Astral.

(d) Indemnity. Landlord agrees to indemnify and hold Astral harmless from and against all costs, claims, suits, causes of action, losses, bodily injury (including loss of life) or property damage arising from or out of any occurrence in or upon Lot 1 or Lot 2, or the Building, occurring before the execution of this Lease Agreement, other than any such claims arising out of the negligent actions or omissions of the Astral. Astral agrees to indemnify and hold Landlord harmless from and against all costs, claims, suits, causes of action, losses, bodily injury (including loss of life) or property damage arising from or out of the occupancy or use by Astral, its agents, contractors or employees of the Astral Premises or the licensed area, from and after the execution of this Lease Agreement, other than any such claims arising out of the negligent actions or omissions of Landlord.

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11. Default, Rights and Remedies.

A. The following shall constitute events of default:

(1) Nonpayment. Astral’s failure to pay rent or any other amount due under this Lease Agreement and such failure continues for ten (10) days after written notice from Landlord that such rental or amount was not paid when due.

(2) Failure to Perform. Astral’s failure to perform any obligation under this Lease Agreement (other than the payment of rent or any other amounts due under this Lease Agreement and including, but not limited to the Shared Utilities Agreement) within thirty (30) days after notice of nonperformance; provided, however, that if the breach is of such a nature that it cannot be cured within thirty (30) days, Astral shall be deemed to have cured if cure is commenced promptly and diligently pursued to completion; and provided further, that in the event of a breach involving an imminent threat to health or safety, Landlord may in its notice of breach reduce the period for cure to such shorter period as may be reasonable under the circumstances.

(3) Assignment or Sublease Without Consent. If there shall be an assignment or sublease by Astral, whether voluntarily or involuntarily, without Landlord’s prior written consent, or if Astral’s interest under this Lease Agreement or in the Astral Premises shall be transferred to or pass to any other party, without Landlord’s prior written consent;

(4) Execution and Attachment Against Astral. If Astral’s interest under this Lease Agreement or in the Astral Premises shall be taken upon execution or by other process of law directed against Astral, or shall be subject to any attachment at the instance of any creditor or claimant against Astral and said attachment shall not be discharged or disposed of within thirty (30) days after the levy thereof; and

(5) Bankruptcy or Related Proceedings. If Astral shall file a petition in bankruptcy or insolvency .or for reorganization or arrangement under the bankruptcy laws of the United States or under any similar act of any state, or shall voluntarily take advantage of any such law or act by answer or otherwise, or shall be dissolved or shall make an assignment for the benefit of creditors; if involuntary proceedings under any such bankruptcy or insolvency law or for the dissolution of Ten ant shall be instituted against Astral and is not dismissed within sixty (60) days; or if a receiver or trustee shall be appointed for the Astral Premises or for all or substantially all of the property of Astral, and such proceedings shall not be dismissed or such receivership or trustee vacated within sixty (60) days after such institution or appointment

B. Upon any event of default by Astral, Landlord shall have the right, at Landlord’s election, then or any time thereafter, to exercise any one or more of the following remedies, provided exercise of any of these remedies shall not prevent the concurrent or subsequent exercise of any other remedy provided for in this Lease Agreement or otherwise available to Landlord at law or in equity:

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(1) Cure by Landlord. Landlord may, at Landlord’s option, but without obligation to do so, and without releasing Astral from any obligations under this Lease Agreement, make any payment or take any action as Landlord may deem necessary or desirable to cure any such Astral default in such manner and to such extent as Landlord may deem necessary or desirable. Landlord may do so without demand on, or written notice to, Astral. Astral shall pay Landlord, within ten (10) days after demand, all advances, costs and expenses of Landlord in connection with the making of any such payment or the taking of any such action.

(2) Termination of Lease and Damages. Landlord may terminate this Lease Agreement, effective at such time as may be specified by written notice to Astral, and demand and recover possession of the Astral Premises from Astral. Astral shall remain liable to Landlord for damages in an amount equal to the rent and other amounts payable hereunder which would have been owing by Astral hereunder for the balance of the Lease Term had this Lease Agreement not been terminated, less the net proceeds, if any, of any re-letting of the Astral Premises by Landlord subsequent to such termination, after deducting all Landlord’s expenses in connection with such recovery of possession or re-letting. Landlord shall be entitled to collect and receive such damages from Astral on the days on which the applicable rent would have been payable if this Lease Agreement had not been terminated.

(3) Repossession and Re-letting. Landlord may reenter and take possession of the Astral Premises or any part thereof, or the licensed area: without demand or notice, and repossess the same and expel Astral and any party claiming by, through or under Astral, and remove the effects of both using such force for such purposes as may be necessary, without being liable for prosecution on account thereof or being deemed guilty of any manner of trespass, and without prejudice to any remedies for arrears of rent or right to bring any proceeding for any default. No such reentry or taking possession of the Astral Premises by Landlord shall be construed as an election by Landlord to terminate this Lease Agreement unless a written notice of such intention is given to Astral. No notice from Landlord hereunder or under a forcible entry and detainer statute or similar law shall constitute an election by Landlord to terminate this Lease Agreement unless such notice specifically so states. Landlord reserves the right, following any reentry or re-letting, to exercise its right to terminate this Lease Agreement by giving Astral such written notice, in which event the Lease Agreement will terminate as specified in said notice. After recovering possession of the Astral Premises, Landlord may re-let the Astral Premises, or any part thereof: for the account of Astral, for such term and on such conditions as Landlord, in its sole and subjective discretion, may determine. Landlord may make such repairs, alterations or improvements as Landlord may consider appropriate to accomplish such re-letting. Notwithstanding Landlord’s recovery of possession of the Astral Premises, Astral shall continue to pay on the dates herein specified, the amounts which would be payable hereunder if such repossession had not occurred. Upon the expiration or earlier termination of this Lease Agreement, Landlord shall refund to Astral any amount, without interest, by which the amounts paid by Astral, when added to the net amount, if any, recovered by Landlord through any re-letting of the Astral Premises, exceeds the amounts payable by Astral under this Lease Agreement.

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(4) Other Remedies. Pursue any other remedies available at law or in equity.

12. Landlord Default. Unless otherwise specified elsewhere in this Lease Agreement, if Landlord fails to perform any material provision of this Lease Agreement within thirty (30) days (or such additional time as Landlord shall reasonably require in the event such failure cannot be reasonably cured within such thirty (30) day period and Landlord has within thirty (30) days after notice of default from Astral commenced to cure said default and is diligently prosecuting same to completion) after the receipt of written notice from Astral to Landlord that Landlord is in default hereunder, then Astral may terminate this Lease Agreement by giving to Landlord notice of Astral’s intention to do so, in which event the Lease Term shall end, and all obligations shall cease as of and on the date stated in such notice.

13. Assignment.

(1) Astral may assign or transfer this Lease Agreement or any interest herein, voluntarily or by operation of law, and may sublet or license the whole or any part of the Astral Premises upon the written consent of Landlord, which consent shall not be unreasonably withheld. No consent to an assignment or sublease shall constitute consent to any further assignment or subletting. Astral shall remain fully liable for the payment and performance of all obligations of Astral under this Lease Agreement, notwithstanding any assignment or sublease, for the entire Lease Term.

(2) Landlord may assign this Lease Agreement without the consent of Astral. Furthermore, Astral hereby acknowledges the existence of the option to purchase and the right of first refusal on Lots 1, 2, 3 and 4 (including the Astral Premises) that Landlord has granted to Simclar. In the event of any transfer or assignment of Landlord’s interest in this Lease Agreement, the transferor shall cease to be liable and shall be released from all liability for the performance or observance of any agreements or conditions on the part of Landlord to be performed or observed subsequent to the time of said transfer, provided that such transferee assumes in writing all of Landlord’s obligations hereunder.

14. Time of Essence. Time is of the essence relative to this Lease Agreement.

15. Holding Over. If Astral remains in possession after the termination or expiration of the Lease Term, without any written agreement of the parties, Astral shall occupy the Astral Premises on a month-to-month basis at two times the rental rate then in effect. Therefore, Astral’s month-to-month tenancy may be terminated by either party on thirty (30) days prior written notice.

16. Surrender of Astral Premises. Upon expiration of the term of this Lease Agreement, Astral shall surrender the Astral Premises and keys thereto to Landlord, broom clean, in the same condition as at the commencement of the Lease Term, normal wear and tear excepted.

17. Notices. Any and all notices or other communications required or permitted to be given hereunder shall be sent by United States registered or certified mail (return receipt requested), postage prepaid, and addressed as follows:

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If to Astral:

Astral Direct, Inc.
1600 West Jackson
Ozark, Missouri 65721
Attn: President

With a copy to:

Thompson Coburn LLP
One US Bank Plaza
St. Louis, MO 63101
Attn: Thomas A. Litz, Esq.

If to Landlord:

Phillip Wiland
8000 North 41st Street
Longmont, CO 80503

With a copy to:

Mike Nichols
Husch & Eppenberger
1949 East Sunshine, Suite 2-300
Springfield, MO 65804

Either party may from time to time change the address to which notice or other communications may be delivered or sent by giving the other party written notice of such change sent in accordance with this Paragraph 17.

18. Quiet Enjoyment. Landlord covenants that it has the right to lease the Astral Premises for the Lease Term, and agrees Astral shall and may peaceably and quietly have, hold and enjoy the Astral Premises without disturbance by Landlord or anyone claiming by, through or under Landlord.

19. Subordination, Acknowledgement of Security Interest.

(a) This Lease Agreement is and shall be subject and subordinate in all respects to all existing and future mortgages now or hereafter encumbering the Astral Premises or any part hereof; provided, however, that Astral’s possession of the Astral Premises shall not be disturbed upon any foreclosure of the mortgage so long as Astral is not in default under this Lease Agreement. Astral shall not be obligated to attorn to the purchaser at any foreclosure sale under any mortgage until such mortgagee enters into a written agreement with Astral to the effect that, in the event of a foreclosure, this Lease Agreement and the rights of Astral hereunder shall not be disturbed but shall continue in full force and effect so long as Astral shall not be in default hereunder and is not in default beyond any applicable grace or cure period hereunder.

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(b) Landlord hereby acknowledges that Astral’s interest in this Lease Agreement is subject to a security agreement which constitutes a lien against Astral’s interest under this Lease Agreement. Landlord hereby agrees that Astral’s failure to remove any lien pursuant to said security agreement is not a default under the terms of this Lease Agreement. Landlord’s acknowledgement of Astral’s security agreement and non-default under this Paragraph 19 is self-operative and no further instrument of acknowledgement shall be required.

20. Definitions. The term “Landlord” as used in this Lease Agreement shall include Landlord’s heirs, executors, administrators, personal representatives, successors, assigns and successors-in-title to the Astral Premises. The term “Astral” as used in this Lease Agreement shall include Astral’s heirs, executors, administrators, personal representatives and successors and, if this Lease Agreement shall be validly assigned or sublet, shall also include Astral’s assignees or subtenants, as to that portion of the Astral Premises covered by such assignment or sublease. The terms “Landlord” and “Astral” shall include male and female, singular and plural, corporation, partnership or individual, as may fit the particular parties, and as may be required by the particular context.

21. Applicable Law. This Lease Agreement shall be governed by and construed in accordance with the laws of the state where the Astral Premises is located.

22. Severability. If any term, covenant or condition of this Lease Agreement or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, neither the remainder of this Lease Agreement nor the application of such term, covenant or condition to any other person or circumstance shall be affected thereby; and each term, covenant or condition of this Lease Agreement shall be valid and enforceable to the fullest extent permitted by law.

23. Entire Agreement. This Lease Agreement sets forth the entire agreement between Landlord and Astral with respect to the lease of the Astral Premises and no representations, warranties, inducements, promises or agreements, oral or written, between the parties not embodied herein shall be of any force or effect.

24. Memorandum of Lease Agreement. Landlord and Astral shall execute and deliver a Memorandum of Lease Agreement (the “Memorandum”), if requested by either party, after the execution and delivery of this Lease Agreement, in recordable form, and which either party may record at its own expense at the applicable Recorder of Deeds or similar office in the County wherein the Property is located.

25. Right to Enter.

(a) Permitted Entries. Landlord and its agents, servants, and employees may enter the Astral Premises during Astral’s normal business hours, or other times mutually agreed to by Landlord and Astral, accompanied by Astral if requested by Astral, to: (i) examine the Astral Premises; (ii) show the Astral Premises to prospective leasees, lenders or purchasers; (iii) post notices of non-responsibility; (vi) post “For Sale” and “For Lease” signs; and (v) perform any maintenance or repairs on or in the Astral Premises as are required or allowed by Landlord.

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(b) Entry Conditions. Notwithstanding Paragraph 26(a), entry is conditioned upon Landlord: (i) giving Astral at least twenty-four (24) hours advance notice, except in an emergency; (ii) promptly finishing any work for which it entered; and (iii) causing no practical interference to Astral’s business. If the Landlord or Landlord’s agents cause damage to Astral’s property, Landlord shall be liable for any such damage.

26. Alterations. Astral may make any non-structural alterations to the Astral Premises without the Landlord’s prior written consent. Any alterations to the Astral Premises which modify or affect in any way the structural components of the Astral Premises must be approved in writing by Landlord. Landlord shall have the right to approve plans for such structural improvements prior to work beginning. Landlord agrees not to unreasonably withhold approval and further agrees to review plans in a timely manner. Alterations made under this Paragraph 26 shall be at Astral’s sole cost and expense. The alterations shall belong to Astral, and Astral may, at Astral’s option, remove any non-permanently affixed alterations constituting trade fixtures, fixtures, furniture, equipment, and other personal property at the expiration or termination of the Lease Term. Astral shall make no alterations to the licenses areas. Astral shall not cause or permit any mechanics’ liens, materialmen’s liens or other liens to be filed against the Astral Premises as a result of any alterations or other work performed on the Astral Premises, and will (within thirty (30) days after notice from Landlord to Astral of such lien(s)) cause any such liens to be removed or Astral shall obtain a bond in the amount of such lien while the matter is resolved.

27. Brokers. Each party hereto represents and warrants to the other that they have had no dealings with any broker or agent in connection with the negotiation or execution of this Lease Agreement, and each agrees to indemnify the other and hold it harmless from and against any and all claims, losses, costs or expenses (including reasonable attorney’s fees and expenses) for commissions or other compensation or charges claimed by a broker or agent for dealings with such party with respect to this Lease Agreement.

28. Counterparts. This Lease Agreement may be signed in one or more counterparts, each of which is deemed an original, but any of which taken together constitutes one and the same instrument.

29. Attorney’s Fees. In the event either party shall find it necessary to obtain the services of an attorney to enforce any of the covenants or conditions of this Lease Agreement, the prevailing party shall be entitled to reimbursement for all costs and expenses, including reasonable attorney’s fees, whether or not litigation is commenced, but including litigation and any associated appeals.

30. Contingent Upon Simclar Lease. This Lease Agreement is specifically contingent upon the execution of a lease by Simclar for the remaining portion of the Building.

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31. Termination of Prior Lease. The parties acknowledge and agree that the Prior Lease between the parties, as well as the option to purchase described therein are hereby terminated and replaced, in its entirety, by this Lease Agreement.

[Signatures appear on the following page.]

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IN WITNESS WHEREOF, the parties have executed this Lease Agreement as of the Effective Date first above written.

LANDLORD:

By:              /s/ Phillip A. Wiland
Phillip A. Wiland

                    /s/ Linda S. Wiland
Linda S. Wiland

ASTRAL DIRECT, INC.

By:               /s/ Philip S. Minix                                , President

                    /s/ [Signature Illegible]                        , Controller

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